LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

CUSTODIAN AGREEMENT

Appendix A

Legg Mason Global Asset Management Trust

Legg Mason International Opportunities Bond Fund

Legg Mason Manager Select Large Cap Growth Fund

Legg Mason Manager Select Large Cap Value Fund

Legg Mason Strategic Real Return Fund

Legg Mason Capital Management Research Fund